EXHIBIT 10.37

DARDEN RESTAURANTS, INC.

MANAGEMENT AND PROFESSIONAL

INCENTIVE PLAN

TABLE OF CONTENTS

Page
PART I DEFINITIONS1
A.Actively Employed    1
B.Additional Incentive Award    1
C.Agent    1
D.Award    1
E.Base Incentive Award    1
F.Board    1
G.Change of Control    1
H.Committee    2
I.Common Stock    2
J.Company or Corporation    2
K.Consolidated Earnings    2
L.Management Employee    3
M.Matching Restricted Stock    3
N.Original Deposit    3
O.Participant    3
P.Plan    3
Q.Plan Year    3
R.Professional Employee    3
S.Stock Matching    3
T.Stock Matching Provisions    3
PART II GENERAL PROVISIONS3
A.Objective Of The Plan    3
B.Eligibility    4
C.Participation    4
PART III BASE INCENTIVE AWARDS4
A.Individual Performance    4
B.Corporate Performance    4
C.Determination Of Amounts Of Award    5
PART IV ADDITIONAL INCENTIVE AWARDS5
A.Cash Or Other Awards    5
B.Participation In Stock Matching    5
PART V DEFERRAL OF CASH INCENTIVE AWARDS7
PART VI PLAN ADMINISTRATION7

i

PART I

DEFINITIONS

A.	Actively Employed
The term “Actively Employed” means the Participant is deemed to be an active employee of the Company, as determined in accordance with the Company’s policies and procedures, provided that the period during which a Participant is “Actively Employed” will not include any leave of absence period, except as otherwise determined by the Company’s policies and procedures.

B.	Additional Incentive Award
The term “Additional Incentive Award” means a Participant’s additional incentive award granted under Part IV of this Plan.

C.	Agent
The term “Agent” means the Company or such other entity as the Committee may designate to fulfill the responsibilities of “Agent” under this Plan.

D.	Award
The term “Award” means any Base Incentive Award and/or Additional Incentive Award granted under this Plan.

E.	Base Incentive Award
The term “Base Incentive Award” means a Participant’s base incentive award granted under Part III of this Plan.

F.	Board
The term “Board” means the Board of Directors of the Company.

G.	Change of Control
The term “Change of Control” shall mean:
(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”);

provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation (an “Affiliated Company”) or (D) any acquisition pursuant to a transaction that complies with clauses (b)(i), (b)(ii) and (b)(iii) below;
(b) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(c) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

H.	CHRO
The term “CHRO” means the senior most human resources officer of the Company or an executive of the Company acting in a similar capacity, as designated by the Committee.

I.	Committee
The term “Committee” means the Compensation Committee of the Board.

J.	Common Stock
The term “Common Stock” or “Stock” means the common stock of the Company.

K.	Company or Corporation

The term “Company” or “Corporation” means Darden Restaurants, Inc. and its subsidiaries.

L.	Consolidated Earnings
The term “Consolidated Earnings” means consolidated net income for the year for which an Award is made, adjusted to omit the effects of unusual and extraordinary items, discontinued operations and the cumulative effects of changes in accounting principles, all as shown on the audited consolidated statement of earnings of the Company and its subsidiaries and as determined in accordance with generally accepted accounting principles.

M.	Management Employee
The term “Management Employee” means any active key management employee of the Company or its subsidiaries, to the extent designated by the CHRO, including such members of the Board as are actively employed by the Company or its subsidiaries.

N.	Matching Restricted Stock
The term “Matching Restricted Stock” means shares described in Part IV(B) of this Plan.

O.	Original Deposit
The term “Original Deposit” means shares deposited pursuant to Part IV(B) of this Plan.

P.	Participant
The term “Participant” means an individual selected to be a Participant in accordance with Part II of this Plan.

Q.	Performance Period
The term “Performance Period” means a period of one or more Plan Years over which an Award may be earned, as determined by the Committee.

R.	Plan
The term “Plan” means the Darden Restaurants, Inc. Management and Professional Incentive Plan, formerly known as the Darden Restaurants, Inc. Management Incentive Plan.

S.	Plan Year
The term “Plan Year” means the Company’s fiscal year.

T.	Professional Employee
The term “Professional Employee” means any professional employee to the extent designated by the CHRO.

U.	Stock Matching
The term “Stock Matching” means incentive compensation in the form of Common Stock made available by the Company on the condition the Participant deposits a specified amount of Common Stock with the Company.

V.	Stock Matching Provisions
The term “Stock Matching Provisions” means the provisions set forth in Part IV(B) of this Plan.

PART II

GENERAL PROVISIONS

A.	Objective Of The Plan
It is the intent of the Company to provide financial rewards to key management and professional employees in recognition of individual contributions to the success of the Company under the provisions of this Plan. As such, the Committee has designed this Plan to accomplish such objectives. Participant Awards will be based on the comparative impact of the Participant’s position to the overall corporate results as measured by the degree to which the individual is able to affect division/subsidiary, group and corporate results.

B.	Eligibility
Any Management Employee and any Professional Employee will be eligible to participate in the Plan. Eligibility will not carry any rights to participation nor to any fixed Awards under the Plan.

C.	Participation
As early as possible in each Plan Year, management will recommend a list of proposed Participants in the Plan, and the Committee thereupon will determine those who have been selected as Participants for the Performance Period that commences in such Plan Year. Participants will be those persons holding positions, which significantly affect operating results, while providing the opportunity to contribute to current earnings and the future success of the Company. During the year, other Participants may be added because of promotion or for other reasons warranting their inclusion, and Participants may be excluded from active participation because of demotion or other reasons warranting their exclusion. In order to receive an Award, a Participant must be Actively Employed as of the end of the Performance Period for which such Award is made, unless the Participant’s termination is due to death or retirement on or after age 55 and 10 years of service during the Performance Period. In all events in which a Participant is eligible to receive an Award, the Award will be prorated based on the total days employed during the Performance Period in a position eligible for participation in the Plan.
PART III

BASE INCENTIVE AWARDS
The size of a Participant’s Base Incentive Award under this Plan will be based on individual performance, corporate performance or a combination thereof, as determined by the Committee, relative to pre-established performance objectives.

A.	Individual Performance
For Participants whose Base Incentive Award is based in part on individual performance, individual performance for the Performance Period will be determined as follows:

1.	At the beginning of each Performance Period, each such Participant will develop written objectives for the Performance Period, which are directly related to specific job accountabilities.

2.
The individual objectives will be reviewed with each such Participant’s supervisor for acceptance and will become the primary basis for establishing the individual’s performance for the Performance Period.

3.
Near the end of each Performance Period, each such Participant will submit to his or her supervisor, a summary of accomplishments related to individual performance during the Performance Period. Based on this information and other information related to individual performance or job accountabilities, the supervisor will assess the individual’s performance.

B.	Corporate Performance
At the beginning of each Performance Period, the Committee will establish corporate and/or unit performance targets, and near the end of each Performance Period, the Committee will establish corporate and/or unit performance ratings, based on generally accepted performance measures to be selected by the Committee such as, but not limited to, earnings per share, return on cash, return on sales, cash flow, market share, revenue growth, earnings growth, return on gross investment, total shareholder return and operating profits.

C.	Determination Of Amounts Of Award
The Committee acting in its discretion, subject to the maximum amounts set forth below, will determine the amounts of Awards to Participants for any Performance Period. Such determinations, except in the case of the Award for the Chief Executive Officer of the Company, will be made after considering the recommendations of the Chief Executive Officer and such other matters as the Committee will deem relevant. The Committee’s determination of the performance objectives applicable to the Awards for any Performance Period shall be made in writing no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the performance objectives remains substantially uncertain.
Notwithstanding the foregoing, the maximum Awards payable with respect to any Plan Year to any Participant will not exceed two tenths of one percent (0.2%) of the Company’s annual sales for such year (as reflected in the Company’s annual audited financial statements for such year). For this purpose, the value of the Common Stock, restricted stock or restricted stock units that are part of any Award will be based on the fair market value of the Common Stock subject to the Award on the date the Award is made. In all events, however, any Award in the form of cash shall not be paid, and any Award in the form of Common Stock, restricted stock or restricted stock units shall be forfeited, unless the Company has Consolidated Earnings for the Plan Year for which the Award is granted. Further, an Award based on a Performance Period of more than one Plan Year will be limited to the aggregate Consolidated Earnings and sales of the Company for such period of years, excluding any year which the Company has no Consolidated Earnings.
Any Award in the form of cash shall not be paid, and any Award in the form of Common Stock, restricted stock or restricted stock units shall remain subject to risk of forfeiture, until: (a) the Committee receives assurances from both the Company’s Chief Financial Officer and its independent accountants that the Company has achieved Consolidated Earnings for the Plan Year(s) and that the amount of such Award does not exceed the applicable limitation under this Part III; and (b) the Committee certifies in writing to the Board that the Consolidated Earnings have been achieved and the applicable limitation has not been exceeded.
Notwithstanding any provision in the Plan to the contrary, the Committee shall have the right, in its sole discretion, to reduce or eliminate the amount of an Award earned by any Participant and to which any such Participant is entitled under this Part III based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate.
Awards will be paid in cash, Common Stock, restricted stock or restricted stock units, or any combination of the foregoing, as determined by the CHRO. Any such Common Stock, restricted stock or restricted stock units shall be issued pursuant to the terms of the Company’s Stock Option and Long-Term Incentive Plan of 1995, Restaurant Management and Employee Stock Plan of 2000, 2002 Stock Incentive Plan or any successor plan or plans, each as may be amended from time to time.
PART IV

ADDITIONAL INCENTIVE AWARDS

A.	Cash Or Other Awards
Subject to the terms and conditions of Part III of this Plan and, where applicable, to the Stock Matching Provisions, a Management Employee is eligible to receive an Additional Incentive Award in the form of cash, or if so determined by the CHRO, Common Stock, restricted stock or restricted stock units, or any combination of the foregoing. Any Additional Incentive Award, or any part thereof, may be made subject to the Stock Matching Provisions if so determined by the CHRO.

B.	Participation In Stock Matching
If an Additional Incentive Award, or any part thereof, is designated as being made subject to the Stock Matching Provisions, then the following provisions shall apply:

1.
A Management Employee under age 55 as of the last day of the Performance Period who is selected to participate in the Stock Matching Provisions of the Plan may do so by depositing shares of Common Stock based on a percentage of his or her Base Incentive Award, which percentage the Committee will set on an annual basis. Such percentage may vary by employee group and from year to year.

2.
Participants age 55 or over as of the last day of the Performance Period who are selected for Stock Matching may elect full, partial or no participation in the Stock Matching Provisions, with immediate cash payments being made in an amount equal to 60% of the amount of the Base Incentive Award otherwise eligible for Stock Matching for which the employee has elected to receive cash payment in lieu of Stock Matching.

3.
The Company will notify each Management Employee who participates in the Stock Matching Provisions of the maximum number of shares of Common Stock which he or she is permitted to deposit under the Plan, and each Participant may choose to deposit all or any portion of the number of shares permitted to be deposited. Participants may make their Original Deposit at any time after they receive their Base Incentive Award, but, to participate in the Stock Matching Provisions of this Plan, Participants must deposit such shares with the Agent no later than the December 31 immediately following the end of the Performance Period for which the Base Incentive Award has been paid.

4.
Any Participant who dies, retires on or after attaining age 65, elects early retirement after attaining age 55 and completing 10 years of service, or is permanently disabled and unable to work as determined by the CHRO, either during a Performance Period or prior to the final date for depositing the Original Deposit shares for such Performance Period (December 31), will not be eligible to participate in the Stock Matching Provisions, but instead, such Participant, or the Participant’s legal representative, will receive an Additional Incentive Award in Stock or cash, as determined by the CHRO, for the Performance Period in an amount equal to the amount otherwise eligible for Stock Matching.

5.
On or before the December 31 immediately preceding the end of the Performance Period, Participants must notify the Company in writing of the applicable participation alternatives elected under the Stock Matching Provisions. Elections regarding Stock Matching participation are effective for the current Performance Period.

6.
As soon as practical following the Original Deposit by a Participant, the Company will match these shares and either deposit with the Agent for the Participant’s account matching Common Stock for each share of the Original Deposit or evidence the issuance of matching Common Stock for each share of the Original Deposit in book entry form as reflected on the master stockholder records of the Company. All such deposited Stock will be Matching Restricted Stock, which will be delivered to the Participant upon vesting. Matching Restricted Stock shall have such terms as may be determined from time to time pursuant to the terms of the applicable plan under which such Matching Restricted Stock is issued; provided, however, that any Matching Restricted Stock granted prior to June 19, 2003 shall include the following terms:
The vesting period will be from one (1) to ten (10) years (the “Restricted Period”) as determined by the Committee, and may be accelerated based on performance goals established by the Committee. In the event of termination after attainment of age 55 and 10 years of service but prior to the completion of the Restricted Period, provided the Participant leaves his or her shares, if any, on deposit, the Participant will vest in all corresponding shares of Matching Restricted Stock as of the earlier of attainment of age 65 or the end of the Restricted Period. If the Company terminates the Participant’s employment involuntarily and not for cause (as determined by the Committee) prior to the completion of the Restricted Period, and the sum of the Participant’s age and years of service with the Company equals or exceeds seventy (70), any shares that have not vested on the date of termination of the Participant’s employment but that would have vested within two (2) years from the date of termination if the Participant’s employment had continued shall become immediately vested on the date of the Participant’s termination of employment. In the event the Original Deposit Stock is withdrawn or a required deposit was not made, all Matching Restricted Stock will be forfeited to the Company. If termination of employment occurs prior to attainment of age 55 and completion of 10 years of service or prior to the time that the sum of the Participant’s age and years of service with the Company equals or exceeds seventy (70), and prior to completion of the Restricted Period (except for death), such Matching Restricted Stock will be forfeited to the Company. In the event of the death of a Participant prior to vesting in the Matching Restricted Stock, a pro-rata portion of such shares will vest and be delivered to the Participant’s beneficiary, based on the ratio of the number of months during which the shares were on deposit prior to the Participant’s death to the number of months in the Restricted Period, with all remaining shares being forfeited. In the event of the death of a Participant prior to completion of a performance cycle, as established in accordance with the terms of a performance accelerated vesting schedule, a pro-rata portion of such shares will vest and be delivered to the Participant’s beneficiary, at the end of the performance cycle, based on the ratio of the number of months during which the shares were on deposit prior to the Participant’s death to the number of months completed in the performance cycle, with all remaining shares being forfeited.

7.
A Participant may temporarily withdraw all or a portion of the shares on deposit for all Plan Years (other than Matching Restricted Stock) in order to exercise Company stock options, subject to an equal number of shares of Common Stock being immediately re-deposited with the Agent after such exercise.

PART V

DEFERRAL OF CASH INCENTIVE AWARDS
Subject to rules adopted by the Committee, a Participant may elect to defer all or a portion of a cash Award during each calendar year in accordance with the terms and conditions of the Company’s FlexComp Plan or any successor plan.
In order to defer all or a portion of the cash Award for a particular bonus period, a Participant must make a valid election under the FlexComp Plan by executing and filing a deferral election form with the Company pursuant to the terms of the FlexComp Plan.

PART VI

PLAN ADMINISTRATION
This Plan will be effective in each fiscal year of the Company and will be administered by the Committee and the Committee will have full authority to interpret the Plan. Such interpretations of the Committee will be final and binding on all parties, including the Participants, survivors of the Participants, and the Company.
The Committee will have the authority to delegate the duties and responsibilities of administering the Plan, maintaining records, issuing such rules and regulations as it deems appropriate, and making the payments hereunder to such employees or agents of the Company as it deems proper.
The Board, or if specifically delegated, its delegate, may amend, modify or terminate the Plan at any time, provided, however, that no such amendment, modification or termination will adversely affect any benefit earned (but not necessarily vested) under the Plan prior to the date of such amendment or termination, unless the Participant, or the Participant’s beneficiary, becomes entitled to an amount equal to or greater than the value of the adversely affected portion of such benefit under another plan, program or practice adopted by the Company. Notwithstanding the above, an amendment, modification, or termination affecting previously accrued benefits may not occur after a Change of Control without the written consent of a majority of the Participants determined as of the day before such Change of Control.
This paragraph applies only to a Participant who at any time was or is designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent. Notwithstanding the provisions of Parts III, IV and V of this Plan, if (a) the Company is required to restate its financial statements due to fraud and (b) the Committee determines that a Participant knowingly participated in such fraud, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require such Participant to, and such Participant shall immediately upon notice of such Committee determination, return to the Company any cash payments, Awards (including cash dividends) or cash in the amount of any proceeds received by such Participant or such Participant’s personal representative from the disposition or transfer of any such Awards received by such Participant or such Participant’s personal representative pursuant to Parts III, IV and V of this Plan, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, all of such Participant’s rights to any cash payments or Awards under this Plan that are not vested on the date that the Committee makes such determination shall be immediately and irrevocably forfeited, including rights to receive any dividends with respect to any Awards made pursuant to Parts III, IV and V of this Plan. The Committee shall have the authority and discretion to make any determination regarding the specific implementation of this provision with respect to such Participants.
In the event the Company will effect one or more changes, split-ups or combinations of shares of Common Stock or one or more other like transactions, the Board or the Committee may make such adjustment, upward or downward, in the number of shares of Common Stock to be deposited by the Participants as will appropriately reflect the effect of such transactions.
In the event the Company will distribute shares of a subsidiary of the Company to its stockholders in a spin-off transaction, the shares of stock of the subsidiary distributed to Participants, which are attributable to Restricted Stock, will be vested and delivered to the Participants subject to any specific instructions of the Committee.
Except as otherwise provided in this Plan, neither any benefit payable hereunder nor the right to receive any future benefit under the Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process. If any attempt is made to do so, or if a person eligible for any benefits becomes bankrupt, the Committee, in its sole discretion, may terminate the interest under the Plan of the person affected and may cause the interest to be held or applied for the benefit of one or more of the dependents of such person or may make any other disposition of such interest that it deems appropriate.

All questions pertaining to the construction, validity and effect of the Plan will be determined in accordance with the laws of the State of Florida and the laws of the United States.
Approved by sole stockholder on February 27, 1995, effective May 28, 1995
Amended May 23, 1996
Approved by shareholders September 19, 1996
Amended June 21, 1999
Amended June 21, 2000 effective as of June 1, 2000, subject to shareholder approval
Approved by shareholders September 20, 2000
Amended June 19, 2003
Amended December 17, 2008
Amended July 23, 2009
Amended June 16, 2015